Exhibit 21.1

WINN-DIXIE STORES, INC.

SUBSIDIARIES OF REGISTRANT

Winn-Dixie Stores, Inc. (the Registrant) has no parents.

The following list includes all of the subsidiaries of the Registrant as of June 30, 2004 except ten wholly-owned inactive domestic subsidiaries of the Registrant and/or its subsidiaries.

All of the subsidiaries listed below are included in the Consolidated Financial Statements. The Consolidated Financial Statements also include the ten presently inactive domestic subsidiaries mentioned above.

Each of the following subsidiaries is owned by the Registrant except that three subsidiaries, the names of which are indented, are owned by the subsidiary named immediately above each indentation. All subsidiaries are wholly-owned except for Bahamas Supermarkets Limited, which is owned approximately 78% by W-D (Bahamas) Limited.

Subsidiary	State of Incorporation
Astor Products, Inc.	Florida
Crackin’ Good, Inc.	Florida
Deep South Products, Inc.	Florida
Dixie Packers, Inc.	Florida
Economy Wholesale Distributors, Inc.	Florida
SaveRite Grocery Warehouse, Inc.	Florida
Superior Food Company	Florida
W-D (Bahamas) Limited	Bahama Islands
Bahamas Supermarkets Limited	Bahama Islands
The City Meat Markets Limited	Bahama Islands
Winn-Dixie Charlotte, Inc.	Florida
Winn-Dixie Logistics, Inc.	Florida
Winn-Dixie Louisiana, Inc.	Florida
Dixie Spirits, Inc.	Mississippi
Winn-Dixie Montgomery, Inc.	Florida
Winn-Dixie Procurement, Inc.	Florida
Winn-Dixie Raleigh, Inc.	Florida
Winn-Dixie Supermarkets, Inc.	Florida
WIN General Insurance, Inc.	South Carolina